                                                                   EXHIBIT 99.12

        INTEGRATED SECURITY SYSTEMS, INC. ANNOUNCES PRELIMINARY RESULTS
                               OF EXCHANGE OFFER

           IRVING, TEXAS (April 23, 1998) - Integrated Security Systems, Inc. ("ISSI") (Nasdaq SmallCap Market: IZZI (Common Stock); IZZIW (Warrants)) announced today that a preliminary count by American Stock Transfer & Trust Company, the Transfer Agent for the Company's offer to exchange new Redeemable Common Stock Purchase Warrants (the "Exchange Warrants") in return for the Company's previously outstanding Redeemable Common Stock Purchase Warrants (the "Public Warrants"), subject to final verification, indicated that 1,335,005 Exchange Warrants have been tendered for exchange. Pursuant to the terms of the exchange offer, the Company will accept all Public Warrants tendered and will issue 1,335,005 Exchange Warrants for such Public Warrants.

           The Company announced the offer on February 26, 1998. The offer expired at midnight, New York City time, on April 17, 1998. The Public Warrants expired by their terms on April 20, 1998

           The determination of the actual number of Public Warrants to be purchased is subject to final confirmation and the proper delivery of all Public Warrants tendered and not withdrawn, including 38,658 Public Warrants tendered pursuant to the guaranteed delivery procedure.

           Headquartered in Irving, Texas, the Company is a developer, manufacturer and national supplier of total security solutions for the industrial and commercial marketplaces. The Company is also a leading supplier of automatic gates and lane changers to the U.S. road and bridge industry and of specialized products to the financial and healthcare industries. The Company conducts its manufacturing, distribution and systems integration activities as a holding company through four wholly-owned subsidiaries, B&B Electromatic, Inc., Golston Company, Inc., Innovative Security Technologies and Tri-Coastal Systems, Inc.

Contact:

           Integrated Security Systems, Inc.
           Gerald K. Beckmann, President & CEO
           Holly J. Burlage, Vice President, Finance
           (972) 444-8280
           www.integratedsecurity.com

           or

           ISSI's Investor Relations Counsel:
           The Equity Group Inc.
           Loren Goldstein
           (212) 836-9604
           lgoldstein@equityny.com